Exhibit 99.1

QT Imaging Holdings Announces New Ticker Symbol for OTC Warrants and Delisting of Units

Novato, Calif. - March 15, 2024 — QT Imaging Holdings, Inc. (NASDAQ: QTI) a medical device company engaged in the research, development, and commercialization of innovative body imaging systems, updated the ticker symbol for its warrants to “QTIWW”, currently trading in the over-the-counter (OTC) market, effective as of March 11, 2024. The company’s units, formerly trading in the OTC market under “GIAFU” have been delisted as of March 11, 2024, as each unit was split into one share of common stock and one warrant upon the closing of its business combination on March 4, 2024.

About QT Imaging Holdings, Inc.

QT Imaging Holdings, Inc. is a public (NASDAQ: QTI) medical device company engaged in research, development, and commercialization of innovative body imaging systems using low frequency sound waves. QT Imaging Holdings, Inc. strives to improve global health outcomes. Its strategy is predicated upon the fact that medical imaging is critical to the detection, diagnosis, and treatment of disease and that it should be safe, affordable, accessible, and centered on the patient’s experience. For more information on QT Imaging Holdings, Inc., please visit the company’s website at www.qtimaging.com.

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Stas Budagov

Chief Financial Officer